Modern Capital Funds Trust N-1A/A

Exhibit 99(d)(1)

Modern Capital Funds

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made on the 11th day of December 2020, effective on the date stated in Section 8 of this Agreement, by and between Modern Capital Funds Trust, a statutory trust organized and existing under the laws of the state of Delaware (the “Trust”), and Modern Capital Management Co. (the “Manager”), a corporation organized and existing under the laws of the state of Wyoming.

RECITALS

1.            The Trust is a series-type, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that currently consists of several series (“Fund”);

2.            The Trust issues a separate series of shares of beneficial interest for the Fund, which shares represent fractional undivided interests in the Fund;

3.            The Trust desires to retain the Manager to provide, or to arrange to provide, overall management of the Trust with respect to the Fund listed in the Appendix A, including investment advisory services, in the manner and on the terms and conditions set forth in this Agreement; and

4.            The Manager is willing to provide, or to arrange to provide, general management and investment advisory services to the Trust and the Fund on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the covenants herein, the Trust and the Manager agree as follows:

1.             Duties of the Manager

The Trust engages the Manager to act as the Trust’s manager and investment adviser to provide directly or to arrange through third parties, management and investment advisory services to it and to the Fund, for the period and on the terms and conditions set forth in this Agreement. This Agreement may be extended to any additional series that the Trust may establish in the future on the same terms and conditions. The Manager hereby accepts such engagement and agrees during such period, at its own expense, to provide or to arrange to provide, such management and investment advisory services, and to assume the obligations set forth in this Agreement for the compensation provided for herein. Subject to the supervision of the board of trustees of the Trust (the “Board”) and the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Manager may retain any affiliated or unaffiliated investment adviser(s), investment subadviser(s), or other party, to perform any or all of the services set forth in this Agreement.

The Manager, its affiliates and any investment adviser(s), investment subadviser(s) or other parties performing services for the Manager shall, for all purposes herein, be independent contractors and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed agents of the Trust or the Fund.

Subject to supervision by the Board, the Manager shall have and exercise full investment discretion and authority to act as agent for the Trust in buying, selling or otherwise disposing of or managing the investments of the Fund.

The Manager and any other party performing services covered by this Agreement shall be subject to: (1) the restrictions of the Trust’s Declaration of Trust as amended from time to time; (2) the provisions of the 1940 Act and the Advisers Act; (3) the statements relating to the Fund’s investment objectives, investment strategies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of the Trust (the “registration statement”) under the Securities Act of 1933, as amended; and (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

(a)           General Management Services. The Manager shall assist the Trust in supervising and overseeing all custody, transfer agency, dividend disbursing, legal accounting and administrative services by third parties that have contracted with the Trust to provide such services (“Service Providers”) with respect to the Fund. The Manager shall also be responsible for the performance of various business and administrative functions for the Trust including:

(1)	coordinate the efforts of the Trust’s counsel, independent counsel and independent auditors;

(2)	provide officers for the Trust, as needed;

(3)	provide clerical secretarial and bookkeeping services, office supplies, office space and related services (including telephone and other utility services) to the Trust;

(4)	monitor state and federal law as it may apply to the Trust or Fund;

(5)	plan, make preparations for and host, meetings of the Board and Board committees; and

(6)	prepare information and reports for the Board.

(b)           Investment Advisory Services. The Manager shall provide the Trust with such investment research, advice and supervision as the Trust may from time to time consider necessary for the proper management of the assets of the Fund, shall furnish continuously an investment program for the Fund, shall determine from time to time which securities or other investments shall be purchased, sold or exchanged for the Fund, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments:

The Trust has furnished the Manager with copies of the Trust’s registration statement and Declaration of Trust as currently in effect and agrees during the continuance of this Agreement to furnish the Manager with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Manager and any Service Providers will be entitled to rely on all documents furnished by the Trust.

The Manager represents that in performing investment advisory services for the Fund, the Manager shall make every effort to ensure that the Fund continuously qualifies as a regulated investment company under Subchapter M of the Code or any successor provisions. Except as instructed by the Board, the Manager shall also make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Trust’s securities shall be exercised. If the Board at any time makes any determination as to investment policy and notifies the Manager of such determination, the Manager shall be bound by such determination until notified to the contrary.

The Manager shall take, on behalf of the Fund, all actions which it considers necessary to implement the investment strategies of such Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the account of the Fund with brokers and dealers selected by it, and to that end, the Manager is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of the Fund.

In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Manager is directed at all times to seek to obtain best execution within the policy guidelines determined by the Board from time to time. Subject to this requirement and the provisions of the 1940 Act, the Advisers Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Manager may select brokers or dealers that are affiliated with it or the Trust (or with a subadviser).

To the extent permitted by the policy guidelines, the Manager is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers, (2) research, brokerage and other services provided by such brokers and dealers which the Manager believes will enhance its general portfolio management capabilities, (3) the size of the transaction, (4) the difficulty of execution, (5) the operational facilities of such brokers and dealers, (6) the risk to such a broker or dealer of positioning a block of securities, and (7) the brokerage service arrangements made available by the broker or dealer. In connection with the foregoing, the Manager is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Manager determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of the Manager’s overall responsibilities with respect to the Trust, the Fund and to any other client accounts or portfolios which the Manager advises. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

When selecting brokers or dealers and placing purchase and sale orders for securities and other investments, when instructed to do so by the Trust in connection with brokerage service arrangements approved by the Board, the Manager agrees and is authorized to place orders with one or more brokers or dealers identified by the Trust (including brokers or dealers who are affiliated persons of the Trust, the Manager or a subadviser). The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

The Manager also is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Fund with similar orders being made on the same day for other client accounts or funds managed by Manager. When an order is so aggregated: (1) the actual prices applicable to the aggregated transaction will be averaged and the Fund and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (2) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Fund) participating in the transaction The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Fund), the Manager may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Manager considers equitable. Similarly, the Manager may not recommend a specific security or other investment for all client accounts or portfolios (including the Fund) with the same or similar investment objective(s) or strategies or may not recommend a specific security or other investment for such client accounts at the same time or price.

As part of carrying out its obligations to manage the investment and reinvestment of the assets of the Fund consistent with the requirements under the 1940 Act, the Manager shall:

(1)	Perform research and obtain and analyze pertinent economic, statistical and financial data relevant to the investment policies of the Fund as set forth in the registration statement;

(2)	Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for the Fund for approval modification, or rejection by the Board;

(3)	Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

(4)	Take such steps as are necessary to implement any overall investment strategies approved by the Board for the Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(5)	Regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of the Fund including furnishing, within 60 days after the end of each calendar quarter, a statement of investment performance for the period since the last report and a schedule of investments and other assets of the Fund as of the end of the quarter;

(6)	Vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time;

(7)	Maintain, in the form and for the periods required by Rule 31a-2 of the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Trust pursuant to paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(l0) and (f) of Rule 31a-1 of the 1940 Act;

(8)	Furnish any personnel, office space, equipment and other facilities necessary for it to perform its obligations under this Agreement;

(9)	Provide the appropriate Service Provider(s) with such financial or other data concerning the Fund’s investment activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed with the Securities and Exchange Commission (“SEC”) and any other regulator;

(10)	To the extent required by appropriate Service Providers, assist in determining each business day the net asset value of the shares of the Fund; and

(11)	Enter into any written investment advisory or investment subadvisory contract with another affiliated or unaffiliated party, subject to any approvals required by Section 15 of the 1940 Act, pursuant to which such party will carry out some or all of the Manager’s responsibilities listed above.

2.            Representations of the Manager

The Manager represents that it is registered with the SEC under the Advisers Act. The Manager shall remain so registered throughout the term of this Agreement and shall notify Trust immediately if the Manager ceases to be so registered as an investment adviser.

The Manager represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 45 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of the Manager shall certify to the Trust that the Manager has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Manager’s code of ethics or, if such a vio1ation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Manager shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Manager by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

3.             Allocation of Charges and Expenses

(a) The Manager. The Manager assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this agreement, and shall at its own expense provide the office space, equipment and facilities for such personnel and shall pay all compensation of officers and trustees of the Trust who are affiliated persons of the Manager. Notwithstanding the foregoing, the Manager is not obligated to pay the compensation or expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Adviser

(b)           Third Party Fees. The Manager assumes and shall pay the fees of any investment adviser(s), investment subadviser(s) or other party it contracts with to assume all or part of the Manager’s responsibilities under this Agreement.

(c)           The Trust. The Trust assumes and shall pay or cause to be paid all of its other expenses, including, without limitation, the following: taxes; fees of the dividend disbursing agent, shareholder service agent, custodian, transfer agent, plan agent, administrator, accounting and pricing services agent and underwriter; expenses for legal and auditing services; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares that the Fund is authorized to pay pursuant to Rule 12b-1 under the 1940 Act; SEC filing fees; expenses of registering the shares under the federal securities laws; fees and actual out-of-pocket expenses of trustees who are not affiliated persons of the Manager; accounting and printing costs (including the daily ca1cu1ation of the net asset value); fees in connection with membership in investment company organizations; insurance, interest, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Trust and not specifically assumed by the Manager. The Fund will also pay all brokerage fees and commissions, taxes, and borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short).

The Manager may obtain reimbursement from the Fund, at such time or times as the Manager may determine in the Manager’s sole discretion, for any of the expenses advanced by the Manager, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Manager’s compensation pursuant to this Agreement.

4.             Compensation of the Manager

For the services rendered, the facilities furnished and expenses assumed by the Manager, the Trust shall pay to the Manager at the end of each calendar month (or more frequently) a fee for the Fund calculated as a percentage of the average daily net assets of the Fund at the annual rates set forth in Appendix A of this Agreement. The Manager’s fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of the Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

5.             Limitation of Liability of the Manager

The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust, except for (a) willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (b) to the extent specified in section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

6.             Activities of the Manager

The Manager’s services under this Agreement are not exclusive. The Manager may provide the same or similar services to other clients and is not required to give priority to one or more of the Funds over its other client accounts or portfolios.

It is understood that trustees, officers, employees and shareholders of the Trust are or may become interested persons of the Manager, as trustees, officers, employees and shareholders or otherwise, and that trustees, officers, employees and shareholders of the Manager are or may become similarly interested persons of the Trust, and that the Manager may become interested in the Trust as a shareholder or otherwise.

7.            Books and Records

The Manager agrees that all books and records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s request. All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at the Manager’s offices. The Trust or its authorized representative shall have the right to copy any records in the possession of the Manager or a Service Provider that pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Manager.

The Manager further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

8.             Effectiveness, Duration and Termination of this Agreement

This Agreement shall become effective on the date set forth in Appendix A of this Agreement. This Agreement may be extended to cover any series of the Trust that may be created in the future. This agreement shall become effective as to each such future series when it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of such portfolio. As to the Fund of the Trust, the Agreement shall continue in effect for two years from the date it first became effective with respect to the Fund, and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for the Fund at least annually by: (a) the Board, or by the vote of a majority of outstanding votes attributable to the shares of the Fund; and (b) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time as to the Fund, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding votes attributable to the shares of the Fund, or by the Manager, on 60 days written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

9.             Use of Name

The Trust and the Manager acknowledge that all rights to the name “Modern Capital” or any variant belong to the Manager, and that the Trust is being granted a limited license to use such words in the name of the Fund. There is no charge to the Trust for the right to use this name. In the event the Manager ceases to be the investment adviser to the Fund, the Fund’s right to the use of the name “Modern Capital” shall automatically cease on the 90th day following the termination of this Agreement with respect to the Fund. The right to the name may also be withdrawn by the Manager during the term of this Agreement upon 90 days written notice to the Trust. Nothing contained herein shall impair or diminish in any respect the Manager’s right to use the name “Modern Capital” in the name of; or in connection with, any other business enterprise with which the Manager is or may become associated.

10.           Notices

Notices given provided under this Agreement shall be provided to:

Modern Capital Funds Trust

52 Montrose Road

Mount Pleasant, SC 29464

Tel: 800.440.0442

Attention: Bradley D. Atkins

Modern Capital Management Co.

52 Montrose Road

Mount Pleasant, SC 29464

Tel: 800.440.0442

Attention: Bradley D. Atkins

11.           Amendments of this Agreement

No material provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Manager or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and (if required by the 1940 Act) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12.          Definitions of Certain Terms

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding votes” attributable to the shares of the Fund means the lesser of (1) 67% or more of the votes attributable to such Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy, or (2) more than 50% of the votes attributable to shares of the Fund.

13.          Governing Law

This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.

14.           Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the dates first above written and as supplemented.

MODERN CAPITAL FUNDS TRUST

By:	/s/ Brad Atkins
Name:	Bradley D. Atkins
Title:	President and Trustee

Modern Capital Management Co.

By:	/s/ Brad Atkins
Name:	Bradley D. Atkins
Title:	Chief Executive Officer

MODERN CAPITAL FUNDS TRUST

APPENDIX A

FUND	Annual Management Fee As a % of Average Net Assets of the Fund	Date of First Public Offering of the Shares
Modern Capital Tactical Opportunities Fund	0.60%	February __, 2021

07/23/20